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                                                                    Exhibit 99.3

                       [LETTERHEAD OF RP FINANCIAL, LC.]

                                                         August 2, 2002




Board of Managers
The Provident Bank
830 Bergen Avenue
Jersey City, New Jersey  07306-4599

Re:      Plan of Conversion
         The Provident Bank

Members of the Board:

         All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion (the "Plan") adopted by the Board of Managers of The Provident Bank ("Provident" or the "Bank") whereby the Bank will convert from a state chartered mutual savings bank to a state chartered stock savings bank and issue all of the Bank's outstanding capital stock to Provident Financial Services, Inc. ("Provident Financial"). Simultaneously, Provident Financial will issue shares of common stock.

         We understand that in accordance with the Plan, subscription rights to purchase shares of common stock in Provident Financial are to be issued to: (1) Eligible Account Holders; (2) ESOP; and (3) employees, officers and directors of the Bank who are not eligible depositors. Based solely upon our observation that the subscription rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of common stock at the same price as will be paid by members of the general public in the community offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that, as a factual matter:

         (1)    the subscription rights will have no ascertainable market value;
                and,

         (2) the price at which the subscription rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

         Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Provident Financial's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of common stock in the subscription offering will thereafter be able to buy or sell such shares at the same price paid in the subscription offering.

                                                           Sincerely,

                                                           /s/ RP Financial, LC.

                                                           RP FINANCIAL, LC.